Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Dycom Industries, Inc. of our report dated February 28, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Dycom Industries, Inc.’s Annual Report on Form 10-K for the year ended January 25, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Miami, Florida
March 5, 2026